EXHIBIT 99.1

Loral Reports First Quarter 2010 Financial Results

Telesat and Space Systems/Loral (SS/L) Continue Strong Performance

NEW YORK, May 10, 2010 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three months ended March 31, 2010.

Revenues and Adjusted EBITDA1 for all segments for the quarter were $422.3 million and $151.6 million, respectively. This compares to segment revenues and Adjusted EBITDA for the first quarter of 2009 of $381.6 million and $120.9 million, respectively. All of Telesat's revenue and Adjusted EBITDA are included in these segment results2. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the quarter after eliminations were $228.9 million and $8.5 million, respectively, compared to $212.5 million and $5.5 million, respectively, for the first quarter of 2009. The eliminations include all of Telesat's results, as well as the impact of Loral's portion of the ViaSat-1 construction contract on SS/L's results.

Loral reported net income of $29.4 million compared to a net loss of $10.8 million for the first quarter of 2009. Diluted earnings per share were $0.97 compared to a diluted loss per share of $0.36 in the first quarter of 2009. The increase in net income and earnings per share was driven largely by the effect of changes in the U.S/Canadian dollar exchange rate and partially offset by a $14.4 million charge for directors' indemnification expense. The company ended the quarter with $142.2 million in available cash compared to $168.2 million at the end of 2009.

"Space Systems/Loral and Telesat continue their strong performance, delivering continued growth," said Michael Targoff, Chief Executive Officer of Loral Space & Communications. "In order to further support the growth in SS/L's business, we intend to pursue an initial public offering for the sale of up to 19.9 percent of SS/L. We are working with two leading investment banks in connection with the planned IPO and for the evaluation of other possible strategic alternatives."

Business Unit Review

Satellite Manufacturing

In the first quarter of 2010, SS/L reported revenues before eliminations of $230.8 million compared to $216.4 million in the first quarter of 2009. Adjusted EBITDA for the quarter was $12.7 million, compared to $10.4 million for the first quarter of 2009. SS/L backlog on March 31, 2010 was $1.4 billion.

Regarding new business, SS/L was recently awarded a contract by Satèlites Mexicanos for a large FSS satellite, and also was  authorized to proceed with another high-power, advanced satellite for one of its long-standing customers.  A public announcement of this second contract for the year is expected to be made in the second quarter.

During the first quarter, SS/L was awarded a contract to provide a propulsion system to NASA Ames Research Center for the Lunar Atmosphere Dust Environment Explorer (LADEE) spacecraft. The contract demonstrates NASA's success in leveraging the capability of commercially proven technology for U.S. Government missions.  In the quarter, SS/L also delivered a high power Direct-to-Home television satellite for DISH Network, which was successfully launched on March 20.

Satellite Services

Telesat revenue for the quarter was $191.5 million and Adjusted EBITDA was $142.8 million. This compares to revenue and Adjusted EBITDA for the first quarter of 2009 which were $165.2 million and $114.9 million, respectively.

The 2010 performance includes the benefit of two new satellites that Telesat put into service in 2009, Telstar 11N and Nimiq 5, and changes in the U.S./Canadian dollar exchange rate also had a positive impact. Revenue growth together with lowered expenses drove Adjusted EBITDA margin to 75 percent for the current quarter compared to 70 percent for the first quarter of 2009. Telesat backlog continues to be robust at $5.7 billion on March 31, 2010.

Telesat currently has two satellites under construction at SS/L, including Telstar 14R, which is scheduled to launch in mid-2011, and Nimiq 6, scheduled to launch in 2012 and 100 percent leased to Bell TV. Telesat also announced a contract with Shaw Direct for capacity on a new satellite, Anik G1, which it intends to procure in the second quarter of 2010.

As of March 31, 2010, Telesat's liquidity was very strong.  It had $226 million of cash and short-term investments as well as approximately $151 million of borrowing availability under its revolving credit facility. Further, given Telesat's improved first quarter Adjusted EBITDA, its leverage as measured by Consolidated Debt to Adjusted EBITDA, based on the last four quarters, continued to decrease reaching approximately 5.2 times, a level significantly improved from the time Loral acquired its interest in Telesat.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Tuesday, May 11, at 11:00 a.m. ET to discuss the company's first quarter 2010 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which was filed today and will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications Inc.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including fixed satellite services, direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's 2009 annual report on Form 10‑K. The reader is specifically referred to these documents, as well as the company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat Canada, including the global economic downturn, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of SS/L's common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus which will be filed with the Securities and Exchange Commission.

[1] We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income (loss) before depreciation, amortization and stock-based compensation (including stock-based compensation from SS/L Phantom stock appreciation rights expected to be settled in Loral common stock) and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before directors' indemnification expense, other expense and equity in net income (losses) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation, amortization and stock-based compensation, interest and investment income, interest expense, directors' indemnification expense, other expense and equity in net income (losses) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other expense, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

2 Telesat reports its results in accordance with Canadian GAAP. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues

	Three Months Ended March 31,
	2010	2009
Satellite Manufacturing	$ 230.8	$ 216.4
Satellite Services (1)	191.5	165.2
Segment revenues	422.3	381.6
Eliminations	(1.9)	(3.9)
Affiliate eliminations (1)	(191.5)	(165.2)
Revenues as reported	$ 228.9	$ 212.5

Adjusted EBITDA

	Three Months Ended March 31,
	2010	2009
Satellite Manufacturing	$ 12.7	$ 10.4
Satellite Services (1)	142.8	114.9
Corporate expenses	(3.9)	(4.4)
Segment Adjusted EBITDA before eliminations	151.6	120.9
Eliminations	(0.3)	(0.5)
Affiliate eliminations (1)	(142.8)	(114.9)
Adjusted EBITDA	$ 8.5	$ 5.5

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended March 31,
	2010	2009
Adjusted EBITDA	$ 8.5	$ 5.5
Depreciation, amortization and stock-based compensation	(10.4)	(11.0)
Directors' indemnification expense	(14.4)	--
Operating loss	(16.3)	(5.5)
Interest and investment income	3.3	1.7
Interest expense	(0.6)	(1.2)
Other expense	(0.1)	(0.1)
Income tax provision	(1.5)	--
Equity in net income (losses) of affiliates	44.6	(5.7)
Net income (loss)	$ 29.4	$ (10.8)
Basic and diluted income (loss) per share:
Basic income (loss) per share	$ 0.98	$ (0.36)
Diluted income (loss) per share	$ 0.97	$ (0.36)
Weighted average shares outstanding:
Basic	29,862	29,702
Diluted	30,388	29,702

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% share of Telesat under the equity method of accounting.
LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	March 31, 2010	December 31, 2009
FUNDED BACKLOG
Satellite Manufacturing	$ 1,420.2	$ 1,632.3
Satellite Services	5,673.0	5,230.0
Total funded backlog	7,093.2	6,862.3
Intercompany eliminations	(7.7)	(9.6)
Affiliate eliminations	(5,673.0)	(5,230.0)
NET FUNDED BACKLOG	$ 1,412.5	$ 1,622.7

Condensed Balance Sheets
(In millions)

	March 31, 2010	December 31, 2009
Cash and equivalents	$ 142.2	$ 168.2
Contracts-in-process	203.9	190.8
Other current assets	109.2	108.0
Total current assets	455.3	467.0
Property, plant & equipment, net	211.8	208.0
Long-term receivables	264.3	248.1
Investments in affiliates	326.3	282.0
Other assets	43.1	48.4
Total assets	$ 1,300.8	$ 1,253.5

Customer advances and billings in excess of costs and profits	$ 291.3	$ 291.0
Other current liabilities	165.1	150.3
Total current liabilities	456.4	441.3
Long-term debt	--	--
Other long-term liabilities	380.5	380.2
Total liabilities	836.9	821.5
Equity	463.9	432.0
Total liabilities and equity	$ 1,300.8	$ 1,253.5

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended March 31,
	2010	2009
Statement of Operations:
Revenues	$ 191.5	$ 165.2

Adjusted EBITDA	$ 142.8	$ 114.9
Depreciation, amortization and stock-based compensation	(61.3)	(50.5)
Operating income	81.5	64.4
Interest expense	(59.9)	(54.1)
Other income (expense), net (1)	65.6	(34.5)
Income tax (provision) benefit	(10.3)	(7.0)
Net income (loss)	$ 76.9	$ (31.2)

(1) Other income (expense) includes foreign exchange gains (losses) of $109 million and $(81) million for the three months ended March 31, 2010 and 2009, respectively, and (losses) gains on financial instruments of $(43) million and $46 million for the three months ended March 31, 2010 and 2009, respectively.

	March 31, 2010	December 31, 2009
Balance Sheet Data:
Current assets	$ 320.5	$ 251.6
Total assets	5,221.4	4,994.7
Current liabilities	241.8	195.9
Debt, including current portion	2,952.6	2,953.3
Total liabilities	4,156.8	4,041.9
Redeemable preferred stock	139.3	134.3
Shareholders' equity	925.3	818.5

Other:
Backlog (U.S. Dollar)	$ 5,673.0	$ 5,230.0
Backlog (Canadian Dollar)	CAD 5,760.0	CAD 5,508.0
CONTACT:  Loral Space & Communications Inc.
          Wendy Lewis
          650-704-7502